Exhibit 10.10

NEWSIGHT IMAGING LTD.

COMPENSATION POLICY FOR OFFICE HOLDERS

As approved by the Company’s Board of Directors on [●], 2023 and by the Company’s Shareholders on [●], 2023

Each capitalized term in this Compensation Policy for Office Holders (this “Compensation Policy” or this “Policy”) of Newsight Imaging Ltd., an Israeli company (the “Company”) shall have the meaning assigned to it in the Israeli Companies Law, 5759-1999 (the “Companies Law”), unless otherwise defined in this Compensation Policy.

1.	General

Introduction

The Companies Law sets forth provisions regarding the structure of compensation to office holders (as such term is defined in the Companies Law; in this Compensation Policy, “Office Holders”) in publicly held companies, establishes a process for the approval of such compensation and prescribes an obligation to adopt a compensation policy. Accordingly, this Compensation Policy was adopted by the Board of Directors of the Company (the “Board of Directors” or the “Board”) and by the shareholders of the Company. Unless this Policy refers explicitly to directors or the context makes clear that a section refers to or include directors, the term “Office Holders” in this Policy refers to Office Holders who are not solely directors.

The Board shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

Subject to the terms and conditions of this Policy and any mandatory provisions of applicable law, and in addition to the Board of Directors’ powers provided elsewhere in this Policy and by the Companies Law, the Board of Directors, or the Company’s Compensation Committee (the “Compensation Committee” or the “Committee”), subject to the provisions of the Companies Law and unless the Board determines otherwise, shall have full authority in its discretion, from time to time, to (i) interpret this Policy; (ii) prescribe, amend and rescind rules and regulations relating to and for carrying out of this Policy, as it may deem appropriate; and (iii) any other matter which it determines to be necessary or desirable for, or incidental to, the administration of this Policy and any determination made pursuant to this Policy.

Considerations in Adopting this Policy

The considerations that guided the Board of Directors in adopting this Policy include the following:

●	advancement of the Company’s objectives, policies and its financial goals, including with a long-term view;

●	creating appropriate incentives for Office Holders in the Company taking into account, inter alia, specific divisions of the Company and the Company’s risk management practices;

●	creating alignment between the Office Holders’ interests and the interests of the Company’s shareholders;

●	the Company’s size and the nature of its activities and markets;

●	the Company’s competitive environment. The compensation of an Office Holder will be determined after giving consideration to the terms offered to comparable Office Holders in comparable companies, to the extent such information is readily available, in order to offer competitive terms and attract and retain competent and capable Office Holders;

●	the Office Holders’ contributions to achieving the Company’s goals, to maximizing its profits and to maximizing the Company’s value, all with a long-term view and according to the various Office Holders’ positions; and

●	recruitment and retention of high-quality personnel.

The Compensation Policy was drafted taking into account the character of the business of Company, taking into account the scope of the Company’s current and prospective activities and markets, and geographic regions in which the Company conducts or is expected to conduct its business and its being a company listed for trade on a U.S. stock exchange, such as the Nasdaq Stock Market (“Nasdaq”).

Main Principles of this Policy

The principles of the Compensation Policy were formulated after internal deliberations that took place within the Board in consultation with external advisors. This Policy seeks to (1) ensure that the Office Holder’s compensation will be consistent with the Company’s targets and its total organizational strategy while taking into account the Company’s risk management policy and (2) increase the alignment of Office Holders’ interests with the Company’s interests and to incentivize the Office Holders in order to retain high-quality Office Holders over time.

The components of Office Holders’ compensation may be as follows:

A.	Fixed components: Salary,[1] and may include a signing bonus, retention bonus, or a relocation bonus as well as severance payments (retirement payment, non-competition payment or any other benefit that is given to an Office Holder with respect to the cessation of his or her service or employment with the Company) and any other fixed payment paid by the Company to Office Holders for work performed.

B.	Variable Components: Different types of bonuses including an annual bonus, a special bonus, sales commissions etc.

C.	Variable Equity Components: Stock options, shares, restricted shares, restricted share units (“RSUs”), and the like, which are issued in the framework of equity-based reward plans that have been adopted or will be adopted in the future by the Company.

1 Any reference in this Policy to annual wage (gross)/base salaries will also include the cost of payment of social and related benefits to the extent required by law.

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D.	Insurance, exculpation and indemnification: Directors and officers liability insurance (both during the ordinary course of business as well as with respect to one-time runoff events), release from liability for Office Holders, in advance or retroactively, and grant of an undertaking to indemnify the officer in advance and retroactively.

The provisions of this Compensation Policy apply only to the Company’s Office Holders, as defined in the Companies Law.

This Policy does not grant rights to the Company’s Office Holders to receive any type of compensation specified in this Policy. The types and components of compensation to which an Office Holder will be entitled will be solely those approved from time to time by the Committee, Board and/or shareholders, if and as required according to applicable law.

2.	Principles for Determining Compensation

In setting the compensation of an Office Holder, the Compensation Committee and Board of Directors shall consider the following factors, among others, to the extent relevant to the Office Holder:

2.1	the education, qualifications, expertise, professional experience, and achievements of the Office Holder;

2.2	the Office Holder’s position, his or her fields of responsibility, and his or her expected contributions to achieving the Company’s goals, as well as any additional duties and positions with the Company and its subsidiaries which go beyond the Office Holder’s position specified in his or her service or employment agreement;

2.3	the Office Holder’s existing and prior compensation arrangements with the Company or its affiliates, or prior employers, to the extent not prohibited by law and best practices;

2.4	the terms of compensation of corresponding functionaries in the Company;

2.5	to the extent necessary, and in the Compensation Committee’s discretion, a comparison shall be made to the compensation for comparably situated executives in the relevant market, geographical location and/or region of activity, and the employment or compensation practices in the industry and/or the relevant geographical location, region of activity or jurisdiction;

2.6	the Office Holder’s past performance and expected contribution to the Company’s future growth and profitability;

2.7	the ratio between the compensation of the Office Holder and that of other employees of the Company; and

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2.8	any requirements prescribed by applicable law (including, for purposes of this Policy, applicable securities laws and stock exchange regulations) from time to time.

3.	Ratio Between Fixed and Variable Components; Intra-Company Compensation Ratio

3.1	The total annual variable compensation (both Variable Components and Variable Equity Components) of each Office Holder may be any percentage less than 100% (based on the planned compensation package) of the total compensation package of such Office Holder on an annual basis.

3.2	In the process of establishing this Policy, the Board of Directors has examined the ratio between overall compensation of Office Holders who are officers and the average and median salaries of the other employees (including contractors and temporary employment agency contractors), as well as the possible ramifications of such ratio on the work environment in the Company, in order to ensure, among other things, that levels of executive compensation will not have a negative impact on the positive work relations in the Company.

4.	The Fixed Compensation Component

4.1	Base Salary

4.1.1	Board of Directors

4.1.1.1	All of the Company’s Board members (in their capacity as directors) may be entitled to an annual cash fee retainer of up to US$ 100,000 (and in the case of the Chairperson, up to $145,000), lead independent director annual cash fee retainer of up to US$ 45,000 (in addition to annual cash retainer as a Board member), committee membership annual cash fee retainer of up to US$ 20,000 and committee chairperson annual cash fee retainer of up to US$ 25,000 (it is being clarified that the payment for the chairpersons would be in lieu of (and not in addition) to the payments referenced above for committee membership). Board members may also receive cash payments of up to US$ 3,000 for attendance at each meeting of the board of directors and at each of its committees whether in person or by teleconference or other electronic means and cash payments of up to US$ 1,500 for each written consent of the board of directors and of each of its committees.

4.1.1.2	Subject to Section 4.1.1.1, the remuneration to independent directors of the Company will be annual remuneration and/or per meeting remuneration. The remuneration to external directors, if any, will be, to the extent required by the Companies Law (i) relative remuneration, as defined in the External Director Regulations (as defined below) or (ii) annual remuneration and, if required by the Companies Law, per meeting remuneration, in accordance with the provisions stipulated in the Companies Regulations (Rules Regarding Remuneration and Expenses for an External Director), 5760-2000, as in effect from time to time and, for the avoidance of doubt, as such regulations may be amended by the Companies Regulations (Relief for Public Companies Whose Securities are Traded on Stock Exchanges Outside of Israel), 5760-2000, as in effect from time to time) (the “External Director Regulations”). Independent directors and external directors, if any, may also be entitled to Equity Awards (as defined in Section 6 below), subject to the provisions of the External Director Regulations, if applicable.

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4.1.1.3	The Company shall be entitled to pay special compensation to an expert director, which will be (i) relative remuneration and/or (ii) annual remuneration and, if required by the Companies Law, per meeting remuneration, which shall be determined, to the extent applicable, in accordance with the provisions stipulated in the External Director Regulations as in effect from time to time.

4.1.1.4	The remuneration that will be paid to directors who are not external directors or independent directors may include both fixed and variable components, as will be determined by the Compensation Committee, the Board of Directors and, if required, the Company’s shareholders. Said approved remuneration may include a mechanism for payment updates and currency conversion calculations.

4.1.1.5	In addition, all directors of the Company will be entitled to reimbursement for expenses actually paid in the context of their duties, upon presentation of receipts, all in accordance with Company practice. There is no cap on such reimbursement.

4.1.2	Company CEO

4.1.2.1	The annual gross salary of the Chief Executive Officer (CEO) of the Company will be determined by the Compensation Committee, the Board of Directors and, if required, the Company’s shareholders. Said approved annual gross salary may include a mechanism for salary updates and currency conversion calculations.

4.1.2.2	In determining the Company CEO’s salary, the Company will seek to establish a base salary that is competitive with the gross salaries paid to the chief executive officer in a peer group of other companies, whether public or not, operating in the sector in which the Company conducts its business and which are similar in their characteristics to the Company’s, as much as possible, while considering, among others, such companies’ size and characteristics including their revenues, profitability rate, growth rates, market capitalization, number of employees and operating arena (in Israel or globally). To that end, the Company may use as a reference, comparative market data and practices, which will include a compensation survey that compares and analyses the level of the overall compensation package offered to the CEO of the Company with compensation packages of chief executive officers in such companies. Such compensation survey may be conducted internally or through an external independent consultant.

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4.1.2.3	In addition, the Company CEO will be entitled to reimbursement for expenses actually paid in the context of his or her duties, all in accordance with Company practice. There is no cap on such reimbursement.

4.1.3	Non-CEO Officers

4.1.3.1	The annual gross salary of the officers of the Company other than the CEO will be determined by the Compensation Committee and the Board of Directors. Said approved annual gross salary may include a mechanism for salary updates and currency conversion calculations.

4.1.3.2	In determining the salary of an officer of the Company other than the CEO, the provisions of Section 4.1.2.2 shall apply mutatis mutandis.

4.1.3.3	In addition, an officer of the Company other than the CEO will be entitled to reimbursement for expenses actually paid in the context of his or her duties, all in accordance with Company practice. There is no cap on such reimbursement.

4.1.3.4	Notwithstanding any other provision of this Compensation Policy, the Company CEO may approve an amendment to the terms of service or employment (whether fixed or variable) of officers reporting to him or her, provided that (i) such amendment is consistent with the provisions of this Compensation Policy, and (ii) the aggregate effect of such amendment during the term of this Policy does not exceed three (3) months of such officer’s salary for the applicable year (or, to the extent permitted under applicable law, such other cap approved by the Compensation Committee from time to time). An amendment so approved by the Company CEO as aforesaid shall be reported to the Compensation Committee at its first meeting following such approval.

4.2	Benefits

4.2.1	The Company shall be entitled to grant Office Holders (other than in the capacity of directors) benefits as specified below, which shall be determined taking into account, among other things, the terms customary in the market for Office Holders in similar positions and in accordance with the Company’s policies, such as: (a) pension arrangements (including an arrangement according to the Severance Pay Law, 5723-1963) or a defined benefit plan; (b) disability insurance; (c) health and medical insurance; (d) contributions to an advanced study fund; (e) vacation days; (f) convalescence pay; (g) sick days; (h) taxation gross up; and (i) such other benefits as are required by law. In addition, Office Holders (other than a director) employed outside of Israel may receive other benefits that are comparable or customary in the jurisdiction in which he or she is employed.

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4.2.2	The Company may offer additional benefits to its Office Holders (other than in the capacity of directors) comparable to customary market practices, including but not limited to, mobile and land line phone benefits, mobile computers, Internet connection, other telecommunication and electronic devices and communication expenses, company cars and travel benefits, newspaper subscriptions, participation in the cost of professional conferences, professional literature, professional liability insurance, periodic medical examinations, holiday and special occasion gifts, academic and professional studies, and grossing up the value of the imputed benefit for tax purposes. The grant of registration rights to an Office Holder shall not be deemed an employment benefit for any purpose.

4.2.3	In the event of relocation or repatriation of an officer to another state or country, such officer may receive benefits including reimbursement for out-of-pocket payments, whether one time or ongoing, such as moving expenses, housing allowance, car allowance, home leave visit, and such other benefits that are customary in the jurisdiction in which he or she is employed.

4.3	Signing Bonus, Retention Bonus and Relocation Bonus

4.3.1	The Company shall be entitled, under circumstances to be approved by the Compensation Committee and the Board of Directors, to offer an Office Holder (other than in the capacity of a director) a signing bonus, a retention bonus, or a bonus for relocation, all subject to obtaining the approvals required by law.

4.3.2	In the event of hiring a new Office Holder (other than a director), the Compensation Committee and the Board of Directors may elect to pay a signing bonus. The maximum cash signing bonus payable to such an Office Holder shall not exceed twelve (12) months of such Office Holder’s salary. The Company shall be entitled to determine, on the date the signing bonus is granted and at the discretion of the Compensation Committee and the Board of Directors, that the Office Holder will be required to return all or part of the signing bonus to the Company to the extent that he or she does not complete a minimum term of service with the Company.

4.3.3	A bonus for relocation may be granted in the event an Office Holder is relocated to a different country or state in order to work for the Company. The total bonus for relocation will not exceed the sum of the employer’s cost for twelve (12) months of such Office Holder’s salary and additional or related benefits for the specific year of the relevant Office Holder, and may be paid in cash or as share-based compensation, at the discretion of the Compensation Committee and the Board of Directors. The above limitation excludes any reimbursement of expenses incurred by the Office Holder in connection with such relocation as set forth in Section 4.2.3 above. The Company shall be entitled to determine on the date the relocation bonus is granted and at the discretion of the Compensation Committee and the Board of Directors, that the Office Holder will be required to return all or part of the relocation bonus to the Company to the extent that he or she does not complete a minimum term of service with the Company.

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4.3.4	The total retention bonus shall not exceed the sum of the employer’s cost for twelve (12) months of such Office Holder’s salary and additional or related benefits for the specific year of the relevant Office Holder. The Company shall be entitled to determine, on the date the retention bonus is granted and at the discretion of the Compensation Committee and the Board of Directors, that the Office Holder will be required to return all or part of the retention bonus to the Company to the extent that he or she does not complete a minimum additional term of service with the Company.

4.4	Severance Pay and Retirement Payments

4.4.1	In any event of a termination of an employment or service relationship (other than in the event of the termination of an Office Holder under circumstances which, in the opinion of the Compensation Committee and the Board of Directors, grant the Company the right to terminate his or her employment or service without severance pay under the law should such officer have been an employee of the Company), the Office Holder will be entitled to severance pay to the extent required by law or, alternatively, to the amount of the payments deposited on his or her behalf with respect to severance pay into a provident fund, pension funds, etc. (e.g., in accordance with the provisions of Section 14 of the Israeli Severance Pay Law, 5763-1963) and in the case of an Office Holder whose terms of employment or service are not governed by Israeli law, the severance customarily allocated in the Office Holder’s home country, all in the discretion of the Company and according to the provisions stipulated in the employment or service agreement.

4.4.2	Notwithstanding the above, the Company shall be entitled to stipulate in an employment or service agreement with an Office Holder (whether on the date the employment or service agreement is executed or in the context of an amendment to the employment or service agreement or a settlement agreement) a higher amount of severance pay than that which is due to the Office Holder by law, up to a cap equal to the employer’s cost for twenty-four (24) months of such Office Holder’s salary and additional or related benefits for the specific year (which shall include all non-equity payments (and equity benefits not in accordance with Section 6 of this Policy) due as a result of the Office Holders’ termination of service in accordance with Sections 4 and 5 of this Policy) above the foregoing severance amounts, which will be determined taking into consideration, among other things, the Office Holder’s role, position, the number of years of his or her employment or service with the Company, and so forth.

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4.5	Advance Notice and Adaptation or Transition Period

4.5.1	The Company shall be entitled to give a period of advance notice of termination of (i) up to twelve (12) months to the Company CEO and Company CTO and (ii) up to nine (9) months to other officers. The Company shall be entitled to waive the services of an officer (including the Company CEO) with the Company during the advance notice period, in whole or in part, provided that it continues to make all of the payments and provide all benefits he or she is due under his or her employment or service agreement and applicable law. Alternatively, the Company shall be entitled to terminate an officer’s (including the Company CEO’s) employment or service without advance notice, provided the Company pays the officer (who may be the Company CEO), on the date of the termination of his or her employment or service, payments that shall not be less than the payments he or she is owed in lieu of the advance notice period (and, without limitation salary, vacation days and all payments and benefits he or she is due under the relevant employment or service agreement and applicable law).

4.5.2	The Compensation Committee and the Board of Directors will be entitled to grant an officer (who may be the Company CEO) monetary and equity bonuses with respect to the advance notice period (including in the event of payment in lieu of the advance notice period) and that the advance notice period (including in the event of payment in lieu of the advance notice period) will count toward the vesting of equity compensation, to the extent it has been granted him or her.

4.5.3	The Company may provide an additional adaptation or transition period during which an Office Holder will be entitled to up to twelve (12) months of continued base salary and benefits (which shall include all non-equity payments due as a result of the Office Holders’ termination of service in accordance with Sections 4 and 5 of this Policy). Such transition amount may also be paid as a one-time bonus. Additionally, the Board may, upon approval by the Compensation Committee, extend the vesting of an Office Holder’s options or other equity awards during such period. In this regard, the Compensation Committee and Board of Directors shall take into consideration the Office Holder’s term of employment or service, the officer’s compensation during employment or service with the Company, the Company’s performance during such period, and the contribution of the officer in achieving the Company’s goals and the circumstances of termination.

4.6	Payment upon a Change of Control

4.6.1	In the case of any retirement or termination, upon a transaction involving a “Change of Control” (as determined by the Board), the non-equity payments will be subject to the limitations specified in Section 4.8.1, except that, instead of twenty-four (24) months, the limit shall be 36 months.

4.7	Non-solicitation or Non-compete Arrangements

4.7.1	Non-solicitation or non-compete undertakings by an Office Holder, and payment in consideration for such undertakings, shall not exceed twenty-four (24) months of such Office Holder’s salary.

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4.8	Cap for Payments Upon Termination of Service

4.8.1	Notwithstanding anything contained in Sections 4 and 5 of this Policy, the maximum amount of all non-equity payments (and equity benefits not in accordance with Section 6 of this Policy) due as a result of the Office Holders’ termination of service which are not required by law shall, in no event, exceed in the aggregate the employer’s cost for twenty-four (24) months of such Office Holder’s salary (thirty six (36) months in the event of a “Change of Control”) and additional or related benefits for the specific year of the relevant Office Holder, which shall include all non-equity payments in accordance with Sections 4 and 5 of this Policy (in addition to any mandatory payment or period under Applicable Law).

5.	The Variable Cash Component – Bonuses, Special Bonuses and Commissions

5.1	Targets for an annual cash bonus (“Annual Bonus”) for an Office Holder (including the Company CEO but excluding non-executive directors)

The Company may grant an Office Holder (including the Company CEO) an Annual Bonus that will be calculated based on the achievement of targets and indicators of various types, in whole or in part, all as specified below. Such targets and indices with respect to the Company CEO shall be approved by the Compensation Committee and the Board of Directors pursuant to this Policy.

The Company may grant Office Holders who report to the Company CEO (other than in the capacity of a director) an Annual Bonus, which will be calculated taking into consideration the achievement by the respective Office Holder of one or more targets and indicators of various types, in whole or in part, all as specified below. Such targets and indices may be determined solely by the Company’s CEO, as specified below.

5.1.1	Company Targets – Company indicators are economic indicators for the Company’s performance, and may include, but are not limited to, one or more of the following: (a) the Company’s share price or the Company’s value, on the stock exchange on which it is traded; (b) the Company’s revenues from sales; (c) operating income/loss;[2] (d) revenues from the sales of specific Company products; (e) revenues from sales of the Company’s products in a particular territory/market; (f) gross profit; (g) net income/loss; (h) EBITDA; (i) execution of agreements with strategic partners, (j) growth of the Company’s head count; and (k) development of products. The weight that may be given to one or more Company Targets is up to 100%. Targets will be calculated on the basis of the information in the Company’s audited consolidated financial statements or as otherwise determined appropriate by the Compensation Committee and the Board of Directors.

2 For the purpose of the above, operating income/loss may be measured on a non-GAAP basis, for example after neutralizing depreciation and amortization, changes in allocations for lost and doubtful accounts, expenses with respect to equity-based compensation, and the effect of one-time events.

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5.1.2	Individual Targets – Indicators that will be determined in relation to each of the Office Holders (including the Company CEO), in accordance with such Office Holder’s position and the Company’s budget, and which may include, but are not limited to, as applicable to the relevant organizational departments, one or more of the following: meeting targets for development, breaking into new markets, meeting expense targets, meeting financing targets, closing distribution transactions, client satisfaction index, employee satisfaction index, regulatory filings and approvals according to plan, meeting the number of launches of new products, raising capital (including by means of a public offering), meeting success targets for customer training and marketing events, and meeting supply targets.

5.1.3	Supervisor’s Evaluation – Performance evaluation by the Board of Directors (in relation to the CEO) or by the CEO of the Company (in relation to all other Office Holders who report to the CEO). The evaluation may address criteria that are not financial, including the long-term contribution of the Office Holder and his or her long-term performance and other non-measurable criteria. Non-measurable criteria that may be considered include, among others: contribution to the Company’s business, profitability and stability; the need to attract or retain an Office Holder who is an officer with skills, know-how or unique expertise; the responsibility imposed on an Office Holder; changes that occurred in the responsibility imposed on an Office Holder during the year; performance satisfaction, including assessing the degree of involvement of an Office Holder and devotion of efforts in the performance of his or her duties; assessment of the ability of an Office Holder to work in coordination and cooperation with other employees; and contribution to an appropriate control environment and ethical environment. For the Company CEO, the scope of this discretionary component may be up to the higher of three (3) months of such Office Holder’s base salary or 30% of the total target Annual Bonus. For other officers, the scope of this component may be up to 100% of the total target Annual Bonus, if so determined by the Compensation Committee and the Board of Directors.

5.2	The Compensation Committee and the Board of Directors (with respect to the Company CEO) or the Company CEO (with respect to officers reporting to him or her) will determine the Company and individual targets for each respective year. The Compensation Committee and the Board of Directors, or the Company CEO, as set forth above, may condition the entitlement to an Annual Bonus on meeting one or more targets.

5.3	Specifics of the targets in each measurement category as well as the relative weight of each of the measurement categories (and possible thresholds and/or overachievement) will be determined individually for each officer (to the extent that targets are determined for each officer, as noted above), and may be based on the officer’s role and according to the organizational unit to which he or she belongs and which he or she supervises.

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5.4	Maximum Annual Bonus – The maximum amount of the Annual Bonus shall not exceed (i) 36 months’ base salary for the Company CEO and Company CTO, and (ii) 24 months’ base salary for any other Office Holder.

5.5	Calculation of the Annual Bonus Upon Cessation of Employment or Service – In the event of cessation of employment or service during the course of a calendar year (provided that the employment or service was not terminated under circumstances that do not entitle the Office Holder to severance pay), the Office Holder may be entitled to a relative portion of the Annual Bonus, which will be calculated pro rata, in accordance with the period during which the respective officer was employed by the Company in the respective calendar year, unless otherwise determined by the Compensation Committee.

5.6	Special Bonus for the CEO and CTO

5.6.1	In addition to an Annual Bonus, the Compensation Committee and the Board of Directors may approve a special bonus (which may be discretionary or based on predetermined targets) for the Company CEO and the Company CTO which shall not exceed twenty four (24) months’ base salary of such Office Holder. If required under applicable law, the special bonus to the Company’s CEO will be subject to approval of the Company’s shareholders.

5.6.2	Any portion of the special bonus that is not based on measurable criteria, together with the other discretionary components of the CEO’s total Annual Bonus as set forth in Section 5.1.3, to the extent there are such components, shall not exceed the higher of three (3) months’ base salary or 30% of the CEO’s total target Annual Bonus.

5.7	Special Bonus for Office Holders Reporting to the CEO

5.7.1	The Compensation Committee and the Board of Directors may determine that, in addition to the Annual Bonus or instead of the Annual Bonus, an Office Holder who reports to the Company CEO may be eligible for a special bonus (which may be based on criteria that are not measurable or based on predetermined targets) which shall not exceed twelve (12) months’ base salary of such Office Holder.

5.8	Commissions

5.8.1	The Company may pay commissions to Office Holders in accordance with the Company’s policies which shall be approved by the Compensation Committee and the Board of Directors. Commissions may be paid in addition to an Annual Bonus or a special bonus.

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5.8.2	The amount of the commissions awarded to an Office Holder may be calculated as a percentage of the revenues from the Company’s overall sales, revenues from the sales of specific Company products, or revenues from sales in a particular territory or market, or such other formula, in each case to be determined in advance. In any event, the amount of commissions awarded to an Office Holder shall not exceed 400% of the base annual salary of the Office Holder.

5.9	Discretion Regarding Reduction of Bonuses

The Compensation Committee and the Board of Directors shall be entitled, in cases of fraud or willful misconduct to reduce or cancel a bonus or commissions to an Office Holder to the extent permitted by the applicable law of the jurisdiction governing the Office Holder.

6.	The Variable Equity Component

6.1	General – Types of Securities. The Company shall be entitled to adopt, from time to time, one or more plans for the grant of options to be exercised for shares of the Company, shares of the Company, restricted shares, RSUs and other equity based compensation (in this section, “Equity Awards”), to Office Holders. The Company’s Board of Directors may permit the grant of equity-based awards by any subsidiary of the Company (whether wholly owned or not) to Office Holders, provided that the below principles (including vesting period and fair value) shall apply, subject to applicable changes.

6.2	Equity Cap – The total number of shares subject to all Equity Awards granted to an Office Holder in any fiscal year shall not exceed (i) in the case of CEO and CTO - 1.5% of fully diluted share capital of the Company at the time of grant, (ii) in the case of other officers - 1.0% of fully diluted share capital of the Company at the time of grant, and (iii) in the case of directors - 0.25% of fully diluted share capital of the Company at the time of grant.

6.3	Amendment of Performance Criteria - To the extent applicable, the performance criteria of a performance Equity Award may be revisited with and adjusted upward or downward by the Committee, and if approved by the Committee, then by the Board, during the performance period, including in order to account for changes in the roles and responsibilities of an Office Holder who is an officer, recruitments and promotions during such year, significant changes in the Company’s operations or business or market terms, mergers and acquisitions or other material changes applicable to the Company.

6.4	Formulation of Eligibility – The Company shall be entitled to grant Office Holders Equity Awards that will vest after the passing of a period of time as stipulated and subject to continued employment or service with the Company and shall also be entitled to grant Office Holders Equity Awards whose vesting is conditioned on meeting targets or milestones or upon the occurrence of a particular event that shall be established in advance and subject to continuous employment with (or provision of services to) the Company or an affiliate of the Company. Without derogating from the generality of the above, such targets may include, among others, a target share price or company value on the exchange on which the Company’s shares are traded.

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6.5	Vesting Period – The vesting period of Equity Awards will be as determined by the Company on the date they are granted, but in any event (other than as described in Section 6.6 below), the vesting period of Equity Awards shall be spread over not less than one year from the grant date or from the start of the Office Holder’s employment or service with the Company.

6.6	Acceleration of Vesting of Equity Awards – The Board of Directors may, following approval by the Compensation Committee, determine provisions with respect to the acceleration of the vesting period of any Office Holder’s Equity Awards, including, without limitation, in connection with a corporate transaction or a change of control.

6.7	Adjustments – The exercise price of Equity Awards, if any, may be subject to customary adjustments, including adjustments with respect to a dividend, bonus shares, changes in equity (consolidation, split, etc.), the issuance of rights, a change in the Company’s structure (such as a stock split, reverse split, merger, etc.), and so forth.

6.8	Method of Exercise of Equity Awards – The Compensation Committee and the Board of Directors may stipulate that the exercise of any Equity Awards may be made according to the value of the benefit inherent therein (“net exercise”), in consideration for sale of shares, or by any other lawful method.

6.9	Exercise Period – The Company may determine for each option granted to an Office Holder the exercise period applicable upon the occurrence of each specified event, including the extension of the exercise period of options following the date of termination of service.

6.10	The Board considered the possibility of imposing a ceiling for the exercise value of the equity-based compensation and decided, taking into account the purpose of the equity-based compensation, not to set such a ceiling in this Policy.

7.	Employment as a Contractor or by Means of a Personal Services Company

The Company may employ an Office Holder as an independent contractor rather than as an employee. In such case, all of the caps stipulated in this Policy will be converted into employer cost terms in order to examine whether the terms of the employment of such Office Holder meet the principles of this Compensation Policy, which shall apply to him or her mutatis mutandis. In such case, the term “employment agreement” in this Policy shall refer to an “agreement for the provision of services” or a “consulting agreement,” as applicable.

8.	Indemnification, Exculpation and Insurance

8.1	The Company may grant Office Holders (including directors) (a) an undertaking to indemnify for liabilities and expenses that may be imposed on or incurred by the Office Holders, consistent with Company practice, (b) a release from liability and (c) liability insurance (including a run-off type insurance policy) – in each of the cases specified in clauses (a) through (c), in advance and retroactively, to the fullest extent permitted under the provisions of applicable law, including the Companies Law, and the Company’s Articles of Association.

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8.2

8.2.1	Without derogating from the generality of the above, the Company may acquire a directors’ and officers’ (including controlling shareholders) liability insurance policy, to extend and to renew the existing insurance policy, and to enter into a new policy on the renewal date or during the insurance coverage period, with the same insurer or with another insurer in Israel or overseas, according to the terms specified below, for directors’ and officers’ insurance, provided that said engagements shall be on the basis of the principles of the terms specified in Section 8.2.2 below and the Compensation Committee and the Board of Directors have approved it.

8.2.2	The maximum coverage of such insurance shall not exceed the higher of (i) $150 million and (ii) 15% of the Company’s market capitalization, calculated based on the closing price of the Company’s shares, as quoted on Nasdaq at the close of business on December 31 of the calendar year preceding the date of such approval, without limiting the premiums payable;

8.2.3	The Compensation Committee and Board of Directors may approve annually the Company’s purchasing a new insurance policy that meets the terms established in this Policy;

8.2.4	The insurance policy may be extended to cover claims that may be filed against the Company itself (as opposed to claims against directors or officers) relating to, among others, violation of securities laws, and payment arrangement may be established for insurance proceeds according to which the right of the directors and officers to receive indemnification from the insurer under this Policy takes precedence over the Company’s right;

8.2.5	For the sake of clarity, the Company may also purchase such D&O insurance with respect to specific events, such as public offerings, or with respect to periods of time following which the then existing insurance coverage ceases to apply, such as “run-off” coverage in connection with a change in control; provided that the aggregate coverage therefor shall not exceed the aggregate coverage at such time for the D&O insurance under this Policy; and

8.2.6	This Policy shall also cover the liability of directors and officers considered controlling shareholders of the Company, if any, or their relatives, from time to time, provided that the coverage terms in such case shall not exceed those of the Company’s and its subsidiaries’ other directors and officers.

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9.	Claw-Back of Annual or Special Bonuses and Equity Awards

To reflect sound corporate governance, the Board of Directors or Compensation Committee, in its discretion, may determine that an Office Holder’s rights, payments and benefits with respect to annual or special bonuses and equity awards granted to such Office Holder shall be subject to reduction, cancellation, forfeiture, rescission or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting, restrictions or other performance conditions of the equity award. Such events may include, but shall not be limited to, termination with or without cause, or breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Office Holder.

In addition, in the event that (i) less than two years have passed from the date of payment of such compensation to an Office Holder, and (ii) the Company’s audited financial statements are restated or otherwise revised for any year, in such manner that the amount of the compensation paid, granted, vested, settled or accrued to such Office Holder with respect to such year would have been in a lower amount had it been calculated according to the restated or otherwise revised data, the Board of Directors and/or Compensation Committee, in its discretion, may (and, to the extent required by law, including applicable stock exchange rules, shall) require the Office Holder to reimburse the Company for the difference between the amount of the compensation received and that to which the Office Holder would have been entitled as a result of such restatement or other revision.

The manner of payment or reimbursement of such sums, as applicable, shall be determined by the Compensation Committee and Board of Directors.

Nothing in this Section 9 derogates from any other “recoupment,” “claw-back” or similar provisions regarding disgorging of profits imposed on Office Holders by virtue of applicable law (including applicable stock exchange rules) and with respect to which the Board of Directors may adopt other policies.

10.	Term of Compensation Policy

This Compensation Policy shall remain in effect for a period of five years following the IPO of the Company on Nasdaq.

11.	Advance of Payments

To the extent permitted under applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, any cash compensation contemplated under this Compensation Policy may be paid up to 6 months in advance, provided that the amount of the advance shall not exceed 50% of the employer’s cost for such Office Holder’s salary and additional or related benefits for such period.

12.	Miscellaneous

Nothing contained in this Policy shall derogate from the provisions of the Companies Law or the Company’s Articles of Association with regard to the manner in which the Company engages an Office Holder of any kind in connection with the terms of their service and employment. Similarly, the provisions of this Policy do not derogate from any requirement to report Office Holders’ compensation in accordance with applicable law.

In the event that new regulations (including applicable stock exchange rules) or law amendment in connection with Office Holders’ compensation will be enacted (or become effective) following the adoption of this Policy, the Company may follow such new regulations or law amendments, even if such new regulations or law amendment are in contradiction to the compensation terms set forth herein.

Except as required by applicable law, this Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall not derogate from any rights of Officer Holders under terms of service and employment in effect on the date of adoption of this Policy.

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